Exhibit 99.1

JV HoA on Direct Lithium Extraction Technology in Bolivia

●	Clontarf Energy plc will contribute USD$500,000 for the Exclusive Rights to use NEXT-ChemX’s Direct Lithium Extraction Technology in Bolivia.

Austin, Texas, February 15, 2023 (GLOBE NEWSWIRE) NEXT-ChemX Corporation (OTC: CHMX), (“Next-ChemX”) is pleased to announce the signature of a ‘Heads of Agreement’ with Clontarf Energy plc (“Clontarf”). Clontarf is an emerging lithium and oil & gas exploration and production company with interests in Bolivia, Ghana, and Chad. Formation of the JV is subject to final due diligence and the parties entering into formal documentation, which is intended to occur within the next 30 days.

Following a period of due diligence expected to lead to formal agreements expanding the Heads of Agreement, the parties will form a 50-50 Joint Venture (“JV”) that will market, deploy, and exploit NEXT-ChemX proprietary (patent pending) ion Targeting Direct Lithium Extraction (“iTDE”) technology in Bolivia.

NEXT-ChemX’s iTDE technology uses the very high surface area of hollow fiber membranes to extract lithium ions from brines. The technology is a continuous process, and does not require high pressure, temperature or electrolysis. It does not rely on traditional processes, but instead mimics biophysical processes of natural principals to induce ions in solution to cross the membrane barrier.

The iTDE technology has been proven to be effective and efficient during laboratory testing, and in the Board’s view, iTDE is an innovative approach to direct lithium extraction.

Environmental attractions include limited energy and water consumption, extracting the targeted ions and generating minimal waste. It is suited for lithium extraction from Bolivian brines, where evaporative ponds are not optimal due to rainfall conditions, altitude and magnesium content.

Clontarf is in discussions with Bolivia’s state-owned lithium company (“YLB”) to test NEXT-ChemX’s proprietary iTDE technology on priority brines, which may include identified salares on which preliminary samples have been taken.

The pilot plant testing and extraction will begin during Spring 2023, including both preliminary testing, as well as pilot plant operations, with results expected by Summer 2023.

Heads of Agreement Terms:

A 50:50 joint venture company to be formed on completion of due diligence will have the exclusive rights to the marketing, testing and deployment of NEXT-ChemX’s iTDE technology in Bolivia.

Clontarf Energy plc to contribute USD$500,000 as an exclusivity fee and will be used towards the pilot plant construction and testing on brines from Bolivia.

NEXT-ChemX will after receipt of the Exclusivity Fee issue restricted shares equal to USD$500,000 at its next financing price to Clontarf Energy plc.

Clontarf Energy plc will issue shares as follows to NEXT-ChemX:

i.	385 million new Ordinary Shares of Clontarf on payment of the USD$500,000 Exclusivity Fee to NEXT-ChemX; and

ii.	250 million new Ordinary Shares of Clontarf after successful pilot processing of Bolivian brines through the NEXT-ChemX pilot plant; and

iii.	250 million new Ordinary Shares of Clontarf after entry into a construction and processing contract between the JV and the Bolivian authorities on processing of Bolivian brines utilizing NEXT-ChemX’s iTDE technology.

NEXT-ChemX, or its nominee, will have the right, but not the obligation, to invest £250,000 into Clontarf at a price of £0.00065, for 30 days from the signature of this HoA.

Benton Wilcoxon, CEO of Next-ChemX commented: “This first agreement with a mining company in one of the most important regions for lithium extraction is an exciting development. We are ready to demonstrate the capabilities of our technology in the coming months and to launch the worldwide deployment of our ion-Targeting Extraction Systems.”

On behalf of the Board of NEXT-ChemX Corporation

Benton Wilcoxon, Chairman and CEO

About NEXT-ChemX Corporation

NEXT-ChemX Corporation is an innovative technology company preparing to introduce its proprietary, patented novel ion-Targeting membrane-based Direct Extraction (iTDE) Technology. iTDE is proven to extract very low concentrations of ions from liquid solutions rapidly. Better economics and a reduction in the harmful impact to the environment of current deployed processes is a feature of our unique hollow fiber extraction. The Company currently focuses on the extraction of lithium brines, leach solutions, or recycled battery solutions. Our iTDE Process is continuous and can be used for a range of metal ions. Our unique technology is easily scalable, and we are developing a modular extraction plant that will allow for the rapid deployment of the iTDE System onsite even in remote and difficult environments.

NEXT-ChemX Corporation, is a Nevada company trading on OTC Markets as “CHMX”. Please visit the Company’s website at www.next-chemx.com

Safe Harbor and Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. Making such forward looking statements involves substantial risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied by our forward-looking statements. You can usually identify these statements by the use of forward-looking terminology such as “may,” “could”, “will,” “should,” “expect,” “likely,” “anticipate,” “project,” “estimate,” “potential,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us, are inherently uncertain. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects, and expectations concerning our business, operating results, financial condition, and other similar matters. Despite the difficulties associated with making forward looking statements, we believe that it is important to communicate our future expectations to our investors even though there may be events in the future that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, for several reasons including, without limitation, economic, political, access to capital, competition and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. It is not possible for us to predict all these factors or events. We caution you, therefore, not to place undue reliance on any forward-looking statements. We undertake no obligation to update, revise or modify publicly any forward-looking statements, whether as a result of changes in assumptions, new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those same or other forward-looking statements in the future.

Contact:

J. Michael Johnson

President

NEXT-ChemX Corporation

Phone: +1 512 663 2690

email: m.johnson@next-chemx.com

email: info@next-chemx.com

Twitter: @NextChemx

LinkedIn: https://www.linkedin.com/company/next-chemx